Exhibit 99.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

PAUL BERGER,	C.A. No. 19534
Plaintiff,
--against--
PAUL A. FRAME, HERBERT PEARLMAN,
DEBRA D. V ALICE, WALTER M. CRAIG, JR.,
JOHN E. STIEGLITZ, WILLIAM LERNER,
FRED S. ZEIDMAN, and KEVIN FIUR
Defendants,
--and--
SEITEL, INC.,
a Delaware Corporation,
Nominal Defendant.

COMPLAINT

          Plaintiff brings this action derivatively on behalf of nominal defendant Seitel, Inc. ("Seitel" or the "Company"), and alleges upon personal knowledge as to his own acts, and as to all other matters upon information and belief, as follows:

SUMMARY OF CLAIMS

          1.          This shareholder's derivative action centers on a scheme pursuant to which top Seitel insiders manipulated revenues and earnings in order to earn exorbitant bonuses and commissions in the fiscal years ending December 31, 2000 and December 31, 2001. During this period, several of the defendants also profited from unlawful insider trading based on proprietary, nonpublic information.

          2.          On April 2, 2002, following many weeks of criticism regarding its accounting policies, Seitel announced that it was restating its financial results for the entirety of 2000 and for the first nine months of 2001, ending September 30,2001. Seitel reduced its revenue for the first nine months of 2001 to $98.1 million from $140.8 million, a 30% reduction in reported revenue. The restatement also resulted in a revision of net income from a previously reported $2.8 million, to a loss of $11.6 million. The company restated its revenue for 2000 to $138.3 million from $163.8 million, a 15'% reduction. This resulted in the year 2000 reported net income of $20.4 million being restated to a net loss of $2.5 million. In addition, the Company announced that it would reverse its policy for recognizing revenue relating to incomplete licensing contracts as to which the customer had not yet selected data from Seitel's library of seismic data, and other contracts as to which the risk of service had not yet passed from Seitel to the customer.

          3.          Seitel further announced on April 2, 2004 that it would classify $97.3 million worth of revenue booked in 2001 and previous years as "deferred revenue" in its financial statements for December 31, 2001, which contrasts with just $2.98 million in revenue classified as deferred revenue as of December 31, 2000.

          4.          Moreover, Seitel announced that two top executives, defendants Frame and Valice, had received large compensation payments during 2001 based upon anticipated profit performance which did not materialize. Such performance was not realized due to a $40 million charge to earnings (also announced on April 2, 2002) that was due to such a steep decline in the value of the Company's oil and gas properties that they were determined to be "impaired." Defendants Frame and Valice would have surely known that the compensation payments allotted to them for 2001 could not be earned. Nonetheless, they collected and retained the compensation payments.

          5.          Defendants conceded that Seitel was adopting more conservative accounting methods in light of the increased scrutiny given to accounting issues following the collapse of Enron, but also claimed that its accounting was always proper. In truth and in fact, however, Seitel's accounting was at all relevant times grossly at odds with proper accounting procedures (as evidenced by, inter alia, the magnitude of the accounting restatement and the belated impairment charge), and was manipulated in order to increase the compensation of Seitel insiders, and to allow them to sell shares at inflated prices.

          6.           As noted, during the 2001 fiscal year, defendant Frame, Seitel's CEO and Chairman, and defendant Valice, Seitel's CFO, received substantial advance payments for anticipated bonuses and commissions. Frame received approximately $2.6 million, and Valice $620,000. These sums were not earned as the financial criteria to justify these payments were not met. Nonetheless, the Board did not demand the immediate return of these payments, but accepted five-year promissory notes from these defendants, which are subject to extinguishment under certain circumstances. Also, the Board did not address the insider trading profits realized by several top executives, including Frame and Valice.

          7.          By this action, plaintiffs seeks a judgment requiring the Insider Defendants (as defined herein) to account to the Company for all compensation payments made pursuant to financial criteria that were (in light of the restatement and the impairment charge described below) not satisfied, and for wrongful insider trading profits. Plaintiff also seeks an order requiring the Director Defendants (as defined herein) to compensate the Company for all other harms the Company has suffered and will suffer as a result of the financial improprieties they failed to timely acknowledge and address, and their failure to take measures to prevent a recurrence of the wrongs complained of herein.

THE PARTIES

          8.          Plaintiff is a holder of Seitel common stock and has held Seitel common stock continuously since early 1998.

          9.          Seitel is a corporation organized and existing under the laws of the State of Delaware with principal corporate offices located at 50 Briar Hollow Lane, West Building, 7th Floor, Houston, TX 77027. Seitel is a provider of seismic data and related geophysical services and expertise to the petroleum industry. The Company owns and licenses a nonproprietary seismic data library and initiates new seismic data in collaboration with oil and gas companies. The Company, through its wholly owned subsidiary, DDD Energy, Inc., explores, finds, develops, produces and sells oil and natural gas reserves. Seitel's common stock is actively traded on the New York Stock Exchange under the symbol "SEI."

          10.          Defendant Paul Frame ("Frame") is Seitel's President, CEO and, as of February 27, 2002, Chairman of the Board. Frame has been Chief Executive Officer of the Company since July 1992 and President since January 1987. He was Executive Vice President of the Company from January 1985 until his appointment as President. In 2000, Frame received $3.2 million in salary, bonuses, and commissions. Final figures are not yet available for 2001, but Frame's compensation is believed to have been about the same for the most current year. During 2000 and 2001, Frame sold 157,280 shares of common stock at prices above the current market price, resulting in approximately $2.4 million in gross proceeds.

          11.          (a)          Defendant Herbert Pearlman ("Pearlman") was Chairman of the Board of Seitel until February 27, 2002, when he resigned and was replaced by defendant Kevin Fiur. He was a Co-founder of Seitel, Inc., was a director of the Company since 1982, and was Chairman of the Company's Board of Directors since 1987.

          (b)          Pearlman has also been President of Helm Capital Group, Inc. ("Helm"), a publicly-traded company, since 1980 and Chairman of the Board of that company since 1984. Helm and Pearlman own a substantial beneficial interest in EquiFin, Inc. ("EquiFin"), a publicly-traded company engaged in the business of providing credit to small and mid- -sized businesses, EquiFin (formerly known as InterSystems, Inc.) presently employs defendant Walter M. Craig, Jr. ("Craig"), as its President and Chief Executive Officer. Since Craig beneficially owns only 22% of EquiFin stock, he is dependent upon Pearlman and Helm (who control approximately 20% of EquiFin stock), to maintain his control over EquiFin. Craig has secured a shareholders' agreement from Pearlman and others to help him maintain such control, but this agreement is subject to expiration and renewal. In addition, in December 2001, EquiFin ran short of cash, causing Craig to ask Pearlman to personally extend a loan to the Company in the amount of $100,000. Pearlman did so, thus helping Craig prop up his EquiFin investment (Craig has invested substantial funds in EquiFin).

          (c)          In 2000, Pearlman received $1,585,000 in salary and bonus, and he is believed to have received inflated compensation in 2001 based on manipulated financial results. During 2000 and 2001, Pearlman sold 348,174 shares of common stock at prices above the current market price, resulting in approximately $6.8 million in gross proceeds.

          12.          Debra D. Valice ("Valice"), a Certified Public Accountant, is the Company's Chief Financial Officer, Executive Vice President, Treasurer and Corporate Secretary. She has served as a member of the Board of Directors since 1995. Ms. Valice has been the Company's Chief Financial Officer since February 1987, and was the Company's Chief Accounting Officer from March 1986 until February 1987. Valice received in excess of $1 million in salary , bonus, and other compensation in 2000, and she is believed to have received inflated compensation in 2001 based on manipulated financial results. During 2001, Valice sold 25,500 shares of common stock at prices above the current market price, resulting in approximately $585,000 in gross proceeds.

          13.          Defendant Walter M. Craig, Jr. ("Craig") has been a Seitel director since 1987, and presently serves as Assistant Secretary. As mentioned above, Craig is President and CEO of EquiFin, Inc.. In the last three years, Craig has asked the company to personally loan him money on two occasions, and the company's management has approved those loans, a substantial part of which were still outstanding as of the date of the Company's last Proxy Statement. Craig receives $50,000 per year for serving as a director, and is eligible to participate in the Non-Employee Directors' Retirement Plan, pursuant to which he was credited, in 2000 alone, with a retirement benefit in excess of $105,000. During 2001, Craig sold 34,344 shares of common stock at prices above the current market price, resulting in approximately $738,000 in gross proceeds.

          14.          Defendant John E. Stieglitz ("Stieglitz") is Co-Chairman of the Company's Compensation and Stock Option Committee and a member of the Company's Audit Committee. Stieglitz is also a Director of Helm and EquiFin. Stieglitz is a long-time business associate of defendant Pearlman, and has been placed by Pearlman on a number of corporate boards, including those of Seitel, Helm, EquiFin, and ABC Dispensing Technologies, Inc. Stieglitz receives $50,000 per year for serving as a director, and is eligible to participate in the Non-Employee Directors' Retirement Plan, pursuant to which he was credited, in 2000 alone, with a retirement benefit in excess of $105,000.

          15.          Defendant Kevin Fiur became a member of the Board of Directors on February 27, 2002 upon the resignation of defendant Pearlman. Fiur is Seitel's Executive Vice President, Chief Operating Officer, and General Counsel.

          16.          Defendant William Lerner ("Lerner") is Chairman of the Company's Audit Committee and Co-Chairman of the Company's Compensation and Stock Option Committee. Since 1985, Lerner has been a director of Helm. Lerner receives $50,000 per year for serving as a director, and is eligible to participate in the Non-Employee Directors' Retirement Plan, pursuant to which he was credited, in 2000 alone, with a retirement benefit in excess of $105,000.

          17.          Defendant Fred S. Zeidman ("Zeidman") has been a member of the Board of Directors since 1997. Zeidman is a former employee of Helm. He receives $50,000 per year for his service as a director. The members of the Board of Directors will hereinafter collectively be referred to as the "Director Defendants." Defendants Frame, Valice, Pearlman and Craig (due to his close relationship with Pearlman, as described above) will hereinafter be referred to herein as the "Insider Defendants."

SUBSTANTIVE ALLEGATIONS

          18.          Seitel is a leading provider of seismic data to the oil and gas exploration industry. Seitel claims to have the largest "library" of seismic data in North America. Seismic surveys enable geoscientists to visualize the subsurface of the earth using waves of sound to "map" geologic structures and determine the location of oil and gas reservoirs. The seismic data acquired helps them decide where - or where not - to engage in expensive drilling operations. Use of seismic data significantly decreases the risk of drilling a non-producing well. The majority of the Company's seismic surveys cover onshore and offshore U.S. Gulf Coast region, the Rocky Mountain region and Canada. Seitel also engages in its own oil and gas exploration activities. The Company's oil and gas exploration, development and production activities are on properties located primarily in the onshore Gulf Coast areas of Texas, Louisiana, Alabama and Mississippi, as well as California and Arkansas.

          19.          Seitel's executives are highly-paid, and the Board has traditionally linked compensation to profitability and revenue growth. Some executives, such as defendants Frame and Fiur, earn commissions, which, according to the year 2001 Proxy Statement, are "based on sales."

          20.          Defendants Frame and Pearlman received amended employment agreements in 2000 which provided that Pearlman and Frame would receive a base salary of $428,437 and $444,878, respectively, and annual bonus payments based on annual Pre-Tax Profits (the "PTP") of the Company and its majority-owned subsidiaries ("Subsidiaries"). In order for these bonuses to be payable, the PTP must exceed a minimum threshold (the "PTP Threshold") for the applicable year. The PTP Threshold was set at $10 million for fiscal 2000 and for the two fiscal years thereafter, $12 million for fiscal 2003 through fiscal 2007, and $14 million for fiscal 2008 and thereafter. Once the PTP Threshold is reached, Pearlman and Frame are entitled to receive a bonus based on annual PTP of the Company and its Subsidiaries of approximately 3% of the PTP. Frame's agreement further provides for him to receive an annual bonus equal to 1% of the annual sales of the Company in excess of $30 million, provided that the PTP exceeds the PTP Threshold.

          21.          Each agreement expires on December 31, 2004. Upon expiration, the Company will pay Frame and Pearlman for two additional years' compensation, including then current base salary plus the average of all bonuses paid to the employee for the prior three years. The severance payments are contingent upon the employee's remaining available to perform consulting services for the benefit of the Company.

          22.          Effective as of January 1, 1993, the Company entered into an employment agreement with Defendant Valice which provides for a base salary of $266,667 in 2000, an annual bonus of 2% of the Company's pre-tax profits up to $125,000, plus an additional amount determined by the Board of Directors of the Company. Under this compensation system, Valice earned over $1 million in both 1999 and 2000.

          23.          Seitel's library of seismic data was available to customers in some cases over a period of years. Such multi-year contracts are highly susceptible to accounting manipulation due to the decisions management makes as to how much revenue is allocated to each year of the contract. Before the year 2000 began, there was spreading concern that companies such as Seitel were manipulating revenues and earnings through the premature booking of revenues. On December 3, 1999 in order to ensure that proper methods were being employed, the SEC's accounting staff issued Staff Accounting Bulletin 101 ('SAB 101"). The SEC warned particularly about sales involving a seller who retains the goods, and a buyer who at some future time will take delivery of the goods. The SEC stressed: "There must be a fixed schedule for delivery of the goods. The date for delivery must be reasonable and must be consistent with the buyer's business purpose." On multi-year contracts, the SEC required revenue to be recognized as services were used, even if the entire multi-year contract was pre-paid by the customer: "[the company] should recognize revenue on a straight-line basis, unless evidence suggests that the revenue is earned or obligations are fulfilled in a different pattern, over the contractual term of the arrangement or the expected period during which those specified services will be performed, whichever is longer." Such SEC guidelines are not optional--all public companies must follow them in preparing their financial reports.

          24.          Defendants purported to comply with the applicable SEC guidelines in Seitel's 2000 fiscal year. Defendants also stated that revenue was earned when data was made available to customers, implying that such data was delivered to those customers. In reality, revenue was being recognized well prior to actual use or delivery, sometimes years in advance of these triggering events. The rules were simple and easy to apply and all defendants would have known, if acting in good faith, that the business was not being run as described, especially with respect to the timing of revenue recognition. A majority of Seitel's directors would have known as of the date of the issuance of the applicable SEC guidelines, or shortly thereafter in the course of the audit of results for the year ending December 31,1999, that Seitel was not following (and did not intend to follow) the guidelines, which were required to be fully implemented by the end of the year 2000. Such information would have come to the attention to top executives such as Frame, Pearlman and Valice in the ordinary course of business, and to directors Stieglitz, Lerner and Zeidman in connection with their duties as members of the Audit Committee.

          25.          On March 5, 2001, defendants authorized a press release through which Seitel boasted of its excellent operating results for the year 2000 and the fourth quarter of that year:

For full year 2000, revenue totaled $163.8 million, up 27% from $128.7 million a year ago. Income from core operations reached $24.7 million, up 70% versus last year's $14.5 million. Earnings per diluted share totaled $1.03 per diluted share versus $0.60 per diluted share last year. ***

Commenting on fourth quarter and full year results, Mr. Frame stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter seismic library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002."

          26.          Such glowing reports continued through the first three quarters of 2001. On November 14, 2001, defendants authorized a press release highlighting Seitel's excellent results:

Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced third quarter 2001 earnings, before non-cash oil and gas impairment, of $7.7 million ($ 0.31 per diluted share based on 25.0 million shares outstanding) compared with net income of $7.2 million ($0.30 per diluted share based on 24.4 million shares outstanding) in third quarter 2000. Seitel also announced that its third quarter revenue, earnings before impairment and EBITDA are up over last year. "The reported earnings represent a strong increase in sequential and year over year earnings results. Despite concerns in the energy patch due to commodity prices, demand for our seismic data continues to increase both in new data creation and in the library sales markets. Through the first nine months of fiscal 2001, library sales have increased 38% to $90.5 million versus $65.8 million last year. The cash generated through library sales, combined with the substantial use of data trades, has fueled the acquisition of additional libraries at attractive prices, taking advantage of market conditions. Fiscal 2001 has presented Seitel with tremendous opportunities to grow its library that should translate into accelerated growth in sales for the next several years," stated Paul Frame, President and Chief Executive Officer.

          27.          Despite these robust statements authorized by defendants, a number of market traders and company observers began to express doubts as to the accuracy of Seitel's financial reporting. Indeed, as noted by Forbes on March 18, 2002, the Company seemed to be growing debt, and bleeding cash:

As of its last published financial statement, for Sept. 30 (the next report is due this month), Seitel had $6 million in the bank, down from $10 million in December 2000. It listed $246 million in debt (up from $91 million in December 1997), against $283 million in shareholders' equity. Why all the debt? Evidently some of its capital budget had involved hard-cash outlays--for seismic data, getting pieces of oil wells and developing new software and technology. And where's the cash to service that debt? Seitel reported $41 million in cash flow from operations for the nine months, but laid out $89 million on capital expenditures. The negative $47 million figure for these two sums combined compares with a positive $7 million for all of 2000.

          28.          Although defendant Frame and others defended the Company's practices, these defensive efforts collapsed on April 2, 2002, when Seitel announced that it was restating its results for all of the year 2000, and the first nine months of 2001. Seitel reduced its revenue for the first nine months of 2001 to $98.1 million from $140.8 million, a 30% reduction in reported revenue. The restatement also resulted in a revision of net income from a previously reported $2.8 million, to a loss of $11.6 million. The company restated its revenue for 2000 to $138.3 million from $163.8 million, a 15% reduction. This resulted in the year 2000's reported net income of $20.4 million being restated to a net loss of $2.5 million. In addition, the Company announced that it would reverse its policy for recognizing revenue on incomplete licensing contracts as to which the customer had not yet selected data from Seitel's library of seismic data, and other contracts as to which the risk of service had not yet passed from Seitel to the customer.

          29.          As noted above, defendants further announced on April 2, 2002 that Seitel would classify $97.3 million of its revenue for 2001 and previous years as "deferred revenue" in its December 31, 2001 financial statements, which contrasts with just $2.98 million in revenue classified as deferred revenue in the December 31, 2000 financial statements.

          30.          Defendants did concede that Seitel was adopting more conservative accounting methods in light of the increased scrutiny given to accounting issues following the collapse of Enron, but maintained that Seitel's policies were at all times proper. In truth and in fact, however, Seitel's accounting was at all relevant times grossly odds with proper accounting procedures (as evidenced by, inter alia, the magnitude of the accounting restatement and the belated impairment charge), and was manipulated in order to increase the compensation of Seitel insiders, and to allow them to sell shares at inflated prices.

          31.           Instead of demanding the full return of all the moneys wrongfully paid to the insiders, who were aware of the Company's improper policies, the Board of Directors instead took no action with regard to the compensation paid out in 2000, took only a five-year promissory note for year 2001 excessive payments (which may be reduced to zero if certain minimal goals are met), and took no action regarding the insider trading. Moreover, defendants will allow management to take $36 million in deferred revenue from years before 2000 (although no year prior to 2000 was restated), and $25 million in year 2000 revenue, and apply these sums to future years, thus enabling management to be paid twice for the same performance. In other words, past revenues which previously triggered awards and bonuses for insiders will be "recycled" into future periods, triggering new payments. Fiduciaries should not be allowed to double-dip in this manner.

          32.          For the foregoing reasons, plaintiff seeks a judgment requiring defendants to account for the unlawful and excessive compensation payments described above, disgorging all inside trading profits, prohibiting the adoption of a compensation formula based in whole or in substantial part on the recycling of revenues from previous compensation periods into future compensation periods (which would allow for double payment for the same performance), and requiring defendants to adopt appropriate measures to prevent the recurrence of these improprieties that have harmed the Company.

DEMAND FUTILITY

          33.          Plaintiff incorporates by reference all previous allegations.

          34.          The present Board of Directors consists of seven members- defendants Frame, Valice, Craig, Stieglitz, Lerner, Zeidman and Fiur.

          35.          A majority of the members of the Board could not consider a demand free of personal considerations and/or are dominated or controlled by persons who would be named as the principal defendants in any action, or are under their considerable influence. A majority of the Board could not consider bringing claims for the recovery of excessive compensation or insider trading because they themselves benefited from such acts. Directors who benefited from unlawful insider trading include Frame, Valice and Craig. Fiur could not independently consider an action against these three regarding similar misconduct since he is a subordinate of Frame, and directly reports to him. Frame and Valice, who is CFO, are also in a position to exert considerable influence over Fiur, thus negating any possibility that he could act independently. Nor could Craig, who is beholden to defendant Pearlman, and under his influence, independently consider claims against him and against Frame and Valice for similar misconduct. Moreover, Craig has a history of dependence on the insiders to approve personal loans. Twice in the last four years Craig asked the Company for loans; he also asked Pearlman for a loan for EquiFin at a time that Pearlman was serving as a Seitel director and a company employee. Nor could Stieglitz consider a demand independently as he is under the long-time influence of Pearlman, and any action he would authorize against Frame, Valice or Craig would also more likely than not implicate Pearlman in similar wrongdoing, and be to the detriment of Pearlman. Thus, Stieglitz would take no such action.

          36.          The Director Defendants have for a substantial time been aware of some or all of the wrongs forming the basis for the claims alleged herein, but have chosen not to protect Seitel or rectify the policies and practices complained of herein. The Director Defendants participated in, acquiesced in and approved the wrongs alleged herein and did so in affirmative violation of their duties to Seitel and its stockholders and have permitted the wrongs alleged and/or have remained inactive although they have long had knowledge of those wrongs. Moreover, the prolonged inaction of the Board members in the face of plain evidence of wrongdoing and improper activities shows that the Board members themselves face a substantial likelihood of personal liability for, and thus could not independently consider a demand.

FIRST CAUSE OF ACTION

          37.          Plaintiff incorporates by reference all previous allegations.

          38.          The Insider Defendants caused the Company to recognize revenue prematurely and improperly, and to delay recognition that substantial assets were impaired, thereby increasing their compensation payments (including, as to Craig, credits received under the director's retirement plan). Such actions were in breach of their duty of loyalty and reflects self-dealing and a bad faith breach of their fiduciary duties

          39.          The Company has been harmed by the acts described above.

SECOND CAUSE OF ACTION

          40.          Plaintiff incorporates by reference all previous allegations.

          41.          Defendants Pearlman, Frame, Valice and Craig occupied fiduciary positions within Seitel that made them privy to material, adverse, non-public information concerning Seitel and its operations, including the wrongful course of conduct that defendants caused Seitel to engage in as more fully set forth above. As a consequence, the Insider Defendants knew that Seitel was not reporting its financial performance in accordance with appropriate accounting conventions.

          42.          The Defendant Directors, including the Inside Directors, were responsible, as fiduciaries, to ensure that the Company adopted and followed competent and effective business procedures, including accounting procedures.

          43.          The Insider Defendants had a duty to refrain from trading while in possession of material, nonpublic information, and profiting thereby. The inside information the traders had was that Seitel was booking revenue far in advance of customer use of its seismic data library , in violation of basic accounting principles. There is no doubt that the traders knew of these principles since they were explicitly referenced in Company financial reports prepared by and/or approved by these insiders. Such reports represented that revenues were booked only upon the delivery of seismic data to customers when, in fact, revenue was booked regardless of the actual delivery of any specific data. The Insider Defendants knew that the stock price would fall significantly when the truth was revealed. Indeed, on April 4,2002, Seitel's stock closed at a price of only $9.80 per share.

          44.          (a)          With the benefit of material non-public information, defendant Craig sold the following shares:

Date	Shares	Price	Proceeds
9/22/00	1,000	13.63	13,063
3/07-03/13/01	29,094	11.57-13.73	398,896
5/21/01	5,250	19.60-19.63	102,922

          (b)           With the benefit of material non-public information, defendant Pearlman sold the following shares:

Date	Shares	Price	Proceeds
10/24/00	30,000	16.88	506,250
12/19-12/20/00	38,300	17.31-17.81	667,219
2/26-2/28/01	98,526	18.60-19.35	1,860,000
3/01-3/13/01	150,548	18.80-23.00	3,170,000
5/15/-5/22/01	30,800	19.20-19.79	599,951

          (c)          With the benefit of material non-public information, defendant Frame sold the following shares: .

Date	Shares	Price	Proceeds
12/20-12/21/00	52,280	17.00-17.50	894,039
6/18/01	55,000	16.01-16.21	884,700
11/30/01	16,000	11.85-12.07	191,120
12/03-12/04/01	34,000	11.91-12.12	407,820

          (d)           With the benefit of material non-public information, defendant Valice sold the following shares:

Date	Shares	Price	Proceeds
3/13/01	25,000	23.00	575,000
5/30/01	500	19.00	9,500

          45.          As a consequence of their actions as alleged herein, the Insider Defendants violated the prohibition against misappropriation of material, nonpublic information, and are required to disgorge all wrongful trading profits to Seitel.

THIRD CAUSE OF ACTION

           46.          Plaintiff incorporates by reference all previous allegations.

          47.           The Defendant Directors, including the Inside Directors, were responsible, as fiduciaries, to ensure that the Company adopted and followed competent and effective business procedures, designed to ensure effective compliance with well-recognized accounting principles.

          48.          In connection with recognition of revenues, defendants caused Seitel to use improper methods, accelerated revenues improperly, and failed to present its financial statements fairly.

          49.          This conduct has damaged the Company's business and its reputation with investors and market analysts. Defendants are liable for all damages caused by this misconduct, as they were responsible for ensuring that the Company followed all lawful and proper procedures.

AS TO ALL COUNTS

          50.          Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff prays for judgment and relief as follows:

          A.          Directing defendants to account to the Company for all damages sustained or to be sustained by the Company and all profits realized by defendants by reason of the wrongs alleged herein;

          B.          Requiring defendants to return to Seitel all salaries and value of other remuneration of whatever kind paid to them by the Company during the time they were in breach of the fiduciary duties they owed to Seitel;

          C.          Directing defendants to pay interest at the highest rate allowable by law on the amount of damages sustained by the Company and their profits obtained as a result of defendants' culpable conduct;

          D.          Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' fees and expenses; and

          E.          Granting such other and further relief as the Court may deem just and proper.

ROSENTHAL, MONHAIT,GROSS
& GODDESS, P.C.

By:	J.A. Monhait

Suite 1401, 919 North Market Street P.O. Box 1070 Wilmington, Delaware 19899 (302) 656-4433 Attorneys for Plaintiffs

OF COUNSEL

Laurence Paskowitz, Esq.

PASKOWITZ & ASSOCIATES

271 Madison Avenue--20th Floor

New York, NY 10016

(212) 685-0969 (tel).

ROY L. JACOBS, ESQUIRE

292 Madison Avenue 15th Floor

NewYork, NY 100017

(646) 742-9860